THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AVANOS MEDICAL, INC.

ARTICLE I.        The name of this corporation (the “Corporation”) is Avanos Medical, Inc.
ARTICLE II.        The address of the Corporation’s registered office in the State of Delaware is Corporate Creations Network Inc., 1521 Concord Pike, Suite 201, City of Wilmington, County of New Castle, Delaware 19803. The name of the Corporation’s registered agent at such address is Corporate Creations Network Inc.
ARTICLE III.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV.    The total number of shares that the Corporation has authority to issue is 1,000 shares of Common Stock, par value of $0.01 per share.
ARTICLE V.        Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.
ARTICLE VI.    To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article VI will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.
ARTICLE VII.    Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article VII. Any repeal or modification of this Article VII will not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.
ARTICLE VIII.    In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.
ARTICLE IX.    The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.
ARTICLE X.        The Corporation will not be governed by Section 203 of the General Corporation Law of the State of Delaware.

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